EXHIBIT 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the following Registration Statements:
(1) Registration Statement (Form S-3ASR No. 333-261076) of StepStone Group Inc.;
(2) Registration Statement (Form S-8 No. 333-248893) pertaining to the 2020 Long-Term Incentive Plan of StepStone Group Inc.;
(3) Registration Statement (Form S-8 No. 333-274556) pertaining to the 2020 Long-Term Incentive Plan and 2023 Employee Stock Purchase Plan of StepStone Group Inc.; and
(4) Registration Statement (Form S-3ASR No. 333-284751) of StepStone Group Inc.;
of our reports dated May 27, 2026, with respect to the consolidated financial statements of StepStone Group Inc. and the effectiveness of internal control over financial reporting of StepStone Group Inc. included in this Annual Report (Form 10-K) for the year ended March 31, 2026.
/s/ Ernst & Young LLP
New York, NY
May 27, 2026